Exhibit 99.2

Quarterly

Operating

Supplement

March 31, 2006

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

QUARTERLY OPERATING SUPPLEMENT

MARCH 2006

Table of Contents

Financial Security Assurance Holdings Ltd.

Review of Operations	Page 1

Condensed Consolidated Statements of Operations and Comprehensive Income	Page 9

Condensed Consolidated Balance Sheets	Page 10

Annual Financial Data	Page 11

Operating Expense Analysis	Page 12

Financial Security Assurance Inc.

Effect of Refundings and Accelerations	Page 14

Fixed Income Investment Portfolio	Page 15

Selected Financial Statistics	Page 16

Municipal New-Issue Market Data	Page 17

Gross Par Value and Present Value Originated	Page 18

Insured Portfolio Profile	Page 19

50 Largest Municipal Exposures	Page 20

25 Largest Asset-Backed Exposures	Page 21

Asset-Backed Debt Service and Premiums	Page 22

Municipal Debt Service and Premiums	Page 23

Asset-Backed Net Debt Service and Net Premiums Amortizations and Ending Balances	Page 24

Municipal Net Debt Service and Net Premiums Amortizations and Ending Balances.	Page 25

Financial Security Assurance Holdings Ltd. (the Company), through its wholly owned subsidiary, Financial Security Assurance Inc. (FSA), provides Aaa/AAA/AAA financial guaranty insurance for obligations in the municipal, infrastructure, asset-backed and structured finance markets worldwide. FSA’s financial strength is rated Triple-A by Fitch Ratings, Moody’s Investors Service, Inc. (Moody’s), Standard & Poor’s Ratings Services (S&P) and Rating and Investment Information, Inc. The Company is a member of the Dexia group, a leading European banking group with four core business lines: public/project finance and credit enhancement; personal financial services; treasury and financial markets; and specialized units including asset management, insurance and fund services.

FSA HOLDINGS FIRST QUARTER 2006 RESULTS

NET INCOME
$130 Million in Q1 06 (+106% vs. Q1 05)

ORIGINATIONS (PRESENT VALUE)
$126 Million in Q1 06 (-34% vs. Q1 05)

New York, New York, May 11, 2006 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced first quarter 2006 net income of $130.2 million, 106.2% higher than in the first quarter of last year. Non-GAAP operating earnings, which exclude fair-value adjustments for both insured credit default swaps (CDS) and economic interest-rate hedges, were $87.6 million, 4.0% higher than in last year’s comparable period.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(in millions)

	Three Months Ended March 31,
	2006	2005
Net Income	$130.2	$63.2
Less fair-value adjustments for economic interest-rate hedges [1]	23.6	(19.4)
Less fair-value adjustments for insured CDS [1]	19.0	(1.6)
Operating Earnings [1]	$87.6	$84.2

[1]             For a discussion of operating earnings and the adjustments made to net income in calculating operating earnings, see below, “Analysis of Financial Results — Operating Earnings.” Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

Shareholders’ equity (book value) was $2.9 billion and non-GAAP adjusted book value (ABV) was $4.0 billion at March 31, 2006. Over the past 12 months, after taking dividends into account, ABV grew 13.0%. The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone. See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to GAAP shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, totaled $126.5 million in the first quarter of 2006, 34.4% lower than in that quarter of 2005.

“The long-anticipated lull in the U.S. municipal market and continued tight spreads and investor liquidity in the global asset-backed market combined to create a difficult business environment for monoline bond insurers in the first quarter,” said Robert P. Cochran, chairman and chief executive officer of the Company and FSA. “Confronted with these double challenges, our strategy is to maintain conservative underwriting standards and pricing discipline.

“The business that was originated in the quarter was of high quality and well diversified across the U.S. municipal, U.S. asset-backed and international markets,” he added. “A particular bright spot was international public infrastructure, where we completed five major transactions.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended March 31,
	2006	2005
Gross par insured (in billions)	$16.8	$21.0
Gross PV originations (in millions) [1]	126.5	192.7

[1]             Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as estimated interest to be received on investments less interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as hedges, discounted to present value. The discount rate is 5.07% for 2006 originations and was 5.30% for 2005 originations. PV premiums originated, PV NIM originated and PV originations are non-GAAP measures based on estimates of, among other things, prepayment speeds of asset-backed securities. Additionally, PV premiums originated is a measure of gross origination activity and does not reflect premiums ceded to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures. Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. For further discussion, see “Non-GAAP Measures” below. For a reconciliation of PV premiums originated to gross premiums written, see “Analysis of Financial Results — Premiums” below.

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended March 31,
	2006	2005
Gross par insured (in billions)	$7.3	$12.3
Gross PV premiums originated (in millions)	54.3	76.8

Due primarily to a sharp decline in refundings, volume in the municipal new-issue market declined 28% to approximately $70.9 billion in the first quarter of 2006. Insurance penetration was approximately 46%, compared with 62% in the first quarter of 2005. FSA insured approximately 23% of the par amount of insured new municipal bond issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the first quarter, the par amount insured by FSA decreased 40.3%, and PV premiums originated decreased 29.2%. The impact on PV premiums of overall lower insured par volume was partly offset by a number of relatively high-premium utility and transportation issues.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended March 31,
	2006	2005
Gross par insured (in billions)	$4.3	$4.2
Gross PV premiums originated (in millions)	25.9	60.8

With credit-quality spreads near their all-time tightest levels, FSA’s first-quarter U.S. asset-backed originations increased 2.1% in par insured and decreased 57.5% in PV premiums originated. The business was diverse across sectors, with consumer finance making the largest contribution to PV premium production. Most of the decline in PV premium originations occurred because production in the first quarter of last year was augmented by premiums relating to amendments to certain existing transactions, which produced PV premiums without any corresponding increase in par insured. Additionally, pooled corporate PV premiums declined.

INTERNATIONAL ORIGINATIONS

	Three Months Ended March 31,
	2006	2005
Gross par insured (in billions)	$5.2	$4.5
Gross PV premiums originated (in millions)	31.3	42.3

FSA’s first-quarter international par insured increased 15.5%, primarily due to a successful quarter in the public infrastructure sector, in which FSA closed utility and transportation transactions in the United Kingdom, Hungary, Austria and Australia. However, total international PV premiums originated decreased 26.2%, primarily because asset-backed par insured included one large Super Triple-A CDS with a relatively short average life and low premium rate.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended March 31,
	2006	2005
Gross PV NIM originated (in millions)	$15.0	$12.8

PV NIM originated in the financial products segment increased 17.7% for the first quarter. While the market for asset-backed investments was characterized by high liquidity and tight spreads, the Company was able to identify attractive, longer term, highly rated investments.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. First-quarter net income increased 106.2% to $130.2 million from $63.2 million in the first quarter of last year. The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME
(in millions, net of taxes)

	Three Months Ended March 31,
	2006	2005
Premiums from refundings and accelerations [1]	$4.9	$5.3
Realized gains (losses), net [2]	(0.2)	2.8
Equity-based compensation [1] [3]	(7.1)	(7.6)
Dividends received from XLFA [4]	0.7	2.1
Bermuda tax rate change [5]	(3.8)	—
Fair-value adjustments for economic interest-rate hedges [6][8]	23.6	(19.4)
Fair-value adjustments for insured CDS [7][8]	19.0	(1.6)

[1]             Net of deferred acquisition cost amortization.

[2]             Includes realized gains and losses and realized gains and losses from refinancing transactions.

[3]             The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

[4]             The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company. XLFA reinsures business originated by FSA and other financial guarantors. The XLFA dividend rate on preferred shares was reduced to 8.25% in 2006 from 19.0% in 2005.

[5]             In connection with the Company’s previously disclosed decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International) effective third quarter 2005, the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate. In the fourth quarter of 2005, the Company purchased the outstanding minority interest in FSA International, making it a wholly owned subsidiary.

[6]             Net of tax expense of $12.8 million in first quarter 2006 and tax benefit of $10.5 million in first quarter 2005.

[7]             Net of tax expense of $10.2 million in first quarter 2006 and tax benefit of $1.0 million in first quarter 2005.

[8]             This item is excluded from operating earnings. See “Operating Earnings” below.

OPERATING EARNINGS.  Operating earnings (a non-GAAP measure) are disclosed above, in the table entitled “Net Income and Reconciliation to Non-GAAP Operating Earnings.”  The Company defines operating earnings as net income before the effects of fair-value adjustments for:

•                       economic interest-rate hedges, defined as derivatives that are intended to hedge interest-rate risk but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133); and

•                       FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under SFAS 133.

The Company typically converts the fixed interest rates of assets and liabilities to dollar-denominated LIBOR-based floating rates by means of interest-rate derivatives. Without hedge accounting, SFAS 133 requires the marking to fair value of each such derivative in the income statement without the offsetting mark to fair value on the asset or liability it is intended to hedge. These one-sided mark-to-fair-value valuations cause volatility related to these changes in fair values. Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest-rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

The fair-value adjustments for economic interest-rate hedges reflect movements of LIBOR-based interest rates. In the first quarter of 2005, almost all of the swaps intended to mitigate interest-rate risk of GICs issued by the Company were economic interest-rate hedges rather than accounting hedges. In January 2006, the Company designated such interest-rate swaps as hedges that qualify for hedge accounting under SFAS 133. Their results are therefore no longer excluded from operating earnings, and both the derivatives and the interest-rate risk of the corresponding liabilities are marked to fair value in GAAP income for the first quarter of 2006. In last year’s comparable period, only the derivatives were marked to fair value, and those adjustments were therefore excluded from operating earnings. The designation therefore affects the comparability of net income between the first quarters of 2006 and 2005 but not the comparability of operating earnings.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks. CDS transactions insured by the Company generally reference either a specific security otherwise qualifying for FSA insurance or a pool of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company. In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings. Given the high credit quality of the CDS insured by FSA, management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception. Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair-value estimates are volatile.

For the first quarter of 2006, the fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads. For the first quarter of 2005, such adjustments primarily reflect a slight widening of spreads.

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED
(in millions)

	Three Months Ended March 31,
	2006	2005
Gross premiums written	$126.1	$164.0
Gross installment premiums received	(55.3)	(76.9)
Gross upfront premiums originated	70.8	87.1
Gross PV estimated installment premiums originated	40.7	92.8
Gross PV premiums originated	$111.5	$179.9

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(in millions)

	Three Months Ended March 31,
	2006	2005
Net premiums written	$88.7	$109.5
Net premiums earned	94.5	94.9
Net premiums earned excluding effect of refundings and accelerations	85.4	85.5

For the first quarter, gross premiums written decreased 23.1%, and net premiums written decreased 19.0%, reflecting decreases in both municipal and asset-backed premiums written.

For the first quarter, net premiums earned totaled $94.5 million, a 0.4% decrease. This includes $9.1 million of net premiums earned from refundings and accelerations, compared with $9.4 million in the first quarter of 2005. Excluding premiums from refundings and accelerations, first-quarter net premiums earned were flat, reflecting decreases in asset-backed earned premiums partially offset by increases in municipal earned premiums.

OPERATING NET INTEREST MARGIN. Operating net interest margin, a non-GAAP measure defined as the financial products segment’s net interest margin excluding fair-value adjustments for economic interest-rate hedges, was $18.4 million in the first quarter of 2006, compared with $10.4 million in the first quarter a year ago. The increase in operating net interest margin is due primarily to a larger book of GIC business, as well as gains from hedge ineffectiveness and realized gains.

INVESTMENT PORTFOLIO. First-quarter net investment income was $53.0 million, an increase of 7.3%. The increase primarily reflects higher invested balances in the investment portfolio. First-quarter net realized losses, including amounts from refinanced transactions, were $0.2 million, compared with net realized gains of $4.3 million a year ago. The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the first quarter was 13.2%, reflecting the 2005 change in the capitalization and tax status of the Company’s Bermuda subsidiary, versus 12.3% a year ago.

EXPENSES AND RESERVES. For the first quarter, policy acquisition and other operating expenses increased to $47.5 million ($30.9 million after taxes) from $42.4 million ($27.6 million after taxes) in the previous year’s first quarter. These expenses include certain compensation expenses related primarily to the Company’s deferred compensation and supplemental retirement plan, which include changes in the market value of investments and are perfectly offset by entries in other income arising from marking to market the assets held to economically defease such obligations.  Excluding such expenses, policy acquisition and other operating expenses were $41.6 million in the first quarter of 2006, compared with $37.5 million in last year’s comparable period. The increase primarily reflected a decrease in deferral rates following an annual study of personnel time allocated to originating new insurance business.

The Company recorded losses and loss adjustment expenses incurred of $3.3 million ($2.1 million after taxes) in the first quarter. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the first quarter of 2006, a net amount of $4.1 million was transferred from the case reserve to non-specific reserves, primarily reflecting reductions in existing case reserves for certain CDO transactions. Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At March 31, 2006, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $171.4 million, compared with $169.4 million at December 31, 2005.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance. A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated, PV originations and operating net interest margin. In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written. PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period. PV originations is the sum of PV premiums originated and PV NIM originated. The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below. ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs, unrealized investment gains and losses, and fair-value adjustments for insured CDS and economic interest-rate hedges. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation. The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(in millions)

	March 31, 2006	December 31, 2005
Shareholders’ Equity (Book Value)	$2,857.0	$2,822.9
After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $526.4 and $528.5)	977.7	981.4
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $296.3 and $299.4) [1]	550.2	556.0
Less net deferred acquisition costs (net of taxes of $120.0 and $117.3)	222.8	217.8
Less fair-value adjustments for insured CDS (net of taxes of $30.3 and $20.1)	56.4	37.4
Less fair value of economic interest-rate hedges (net of taxes of $24.4 and $11.2)	45.4	20.8
Less unrealized gains on investments (net of taxes of $49.9 and $84.1)	92.6	156.2
Adjusted Book Value	$3,967.7	$3,928.1

[1]             The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate is 5.07% for 2006 and was 5.30% for 2005.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(dollars in thousands)

	March 31, 2006	December 31, 2005
Contingency Reserve	$1,011,012	$906,841
Capital and Surplus	1,448,816	1,510,675
Qualified Statutory Capital	2,459,828	2,417,516
Net Unearned Premium Reserve	1,858,167	1,850,446
Loss and Loss Adjustment Expense Reserve	48,698	54,445
Policyholder Capital and Reserves	4,366,693	4,322,407
Net Present Value of Installment Premiums and PV NIM	794,740	803,434
Third-Party Capital Support [1]	550,000	550,000
Total Claims-Paying Resources [2]	$5,711,433	$5,675,841

Net Insurance in Force (principal & interest)	$499,248,299	$497,624,738
Capital Ratio [3]	203:1	206:1
Claims-Paying Ratio [4]	87:1	88:1

[1]             Stand by line of credit facility and money market committed preferred trust securities.

[2]             Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

[3]             Capital ratio is net insurance in force divided by qualified statutory capital.

[4]             Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions.

Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically;

•                       competitive forces, including the conduct of other financial guaranty insurers in general;

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or impact the Company’s reported financial results;

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio;

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses;

•                       temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

•                       downgrade or default of one or more of FSA’s reinsurers;

•                       market conditions, including the credit quality and market pricing of securities issued;

•                       capacity limitations that may impair investor appetite for FSA-insured obligations;

•                       market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

•                       other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world. Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities. FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. FSA Holdings is a member of the Dexia group, a leading European banking group. For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
REVENUES
Net premiums written	$88,732	$109,502

Net premiums earned	$94,496	$94,881
Net investment income	53,046	49,446
Net realized gains (losses)	(918)	(1,095)
Net interest income from financial products and variable interest entities	176,289	85,351
Financial products net realized gains (losses)	77	(155)
Net realized and unrealized gains (losses) on derivative instruments	58,105	(70,812)
Income from assets acquired in refinancing transactions	6,981	10,188
Net realized gains (losses) from assets acquired in refinancing transactions	675	5,433
Other income	7,386	5,158
TOTAL REVENUES	396,137	178,395

EXPENSES
Losses and loss adjustment expenses	3,285	3,984
Interest expense	6,748	6,748
Policy acquisition costs	16,210	15,408
Financial products and variable interest entities’ foreign exchange (gains) losses	36,466	(57,627)
Net interest expense from financial products and variable interest entities	155,660	100,642
Other operating expenses	31,304	27,009
TOTAL EXPENSES	249,673	96,164

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES	146,464	82,231
Provision for income taxes	53,784	15,218
INCOME BEFORE MINORITY INTEREST AND EQUITY IN EARNINGS (LOSSES) OF UNCONSOLIDATED AFFILIATES	92,680	67,013
Minority interest	37,525	(3,365)
Equity in earnings (losses) of unconsolidated affiliates, net of income taxes of $0 and $2,228	—	(492)

NET INCOME	130,205	63,156

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) arising during period (net of deferred income tax provision (benefit) of $(34,286) and $(16,441))	(64,179)	(34,889)
Less: reclassification adjustment for gains (losses) included in net income (net of deferred income tax provision (benefit) of $(312) and $1,629)	(579)	3,026
Other comprehensive income (loss)	(63,600)	(37,915)
COMPREHENSIVE INCOME	$66,605	$25,241

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	December 31,
	2006	2005
ASSETS
Bonds at fair value (amortized cost of $4,201,193 and $4,219,344)	$4,318,035	$4,382,037
Equity securities at fair value (cost of $54,392 and $54,370)	54,404	54,370
Short-term investments	81,854	182,645
Variable interest entities’ bonds at fair value (amortized cost of $1,154,963 and $1,155,832)	1,155,519	1,155,992
Variable interest entities’ short-term investment portfolio	2,545	2,674
Financial products bond portfolio at fair value (amortized cost of $12,124,791 and $11,754,330)	12,149,378	11,827,824
Financial products short-term investment portfolio	1,130,938	1,015,509
Total investment portfolio	18,892,673	18,621,051
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $49,234 and $52,840)	48,920	55,396
Securitized loans	284,242	296,965
Other	75,853	115,512
Total assets acquired in refinancing transactions	409,015	467,873
Total investments	19,301,688	19,088,924
Cash	55,304	20,117
Deferred acquisition costs	342,795	335,129
Prepaid reinsurance premiums	867,972	865,192
Reinsurance recoverable on unpaid losses	35,008	36,339
Other assets	1,352,868	1,655,941
TOTAL ASSETS	$21,955,635	$22,001,642

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,372,075	$2,375,059
Losses and loss adjustment expense	206,414	205,718
Guaranteed investment contracts and variable interest entities’ debt	14,534,176	14,947,118
Deferred federal income taxes	239,351	231,265
Notes payable	430,000	430,000
Minority interest in variable interest entities	143,162	180,406
Accrued expenses and other liabilities	1,173,462	809,174
TOTAL LIABILITIES AND MINORITY INTEREST	19,098,640	19,178,740

COMMITMENTS AND CONTINGENCIES

Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	905,190	905,190
Accumulated other comprehensive income (net of deferred income taxes of $50,149 and $84,123)	92,629	156,229
Accumulated earnings	1,858,841	1,761,148
Deferred equity compensation	20,177	20,177
Less treasury stock at cost (254,736 and 254,736 shares held)	(20,177)	(20,177)
TOTAL SHAREHOLDERS’ EQUITY	2,856,995	2,822,902

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$21,955,635	$22,001,642

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial  Security Assurance Holdings Ltd.
Annual Financial Data
(dollars in millions)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Income Statement
Gross premiums written	$833.8	$832.0	$895.8	$803.7	$485.6
Net premiums written	577.7	587.8	614.3	532.7	319.6
Net premiums earned	404.1	395.0	356.4	314.9	231.0
Net investment income	200.8	172.1	154.0	139.1	128.9
Losses and loss adjustment expenses	25.4	20.6	34.5	65.6	12.5
Fair-value adjustments for economic interest-rate hedges, net of taxes	(15.0)	17.1	9.3	(13.1)	0.5
Fair-value adjustments for insured credit default swaps, net of taxes	7.2	37.7	23.4	(34.1)	4.4
Net income	326.1	378.6	298.1	197.0	205.7

Balance Sheet
Investment portfolio	$18,621.1	$13,836.8	$9,493.2	$5,037.4	$3,214.1
Prepaid reinsurance premiums	865.2	759.2	695.4	557.7	420.8
Total assets	22,001.6	17,081.0	12,407.6	7,045.8	4,309.9
Deferred premium revenue	2,375.1	2,095.4	1,845.0	1,448.2	1,095.0
Notes payable	430.0	430.0	430.0	430.0	330.0
Total liabilities and minority interest	19,178.7	14,469.7	10,188.4	5,126.4	2,676.1
Shareholders’ equity	2,822.9	2,611.3	2,219.2	1,919.4	1,633.8

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(dollars in thousands)

2006	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Amortization of previously deferred underwriting expenses and reinsurance commissions	$16,210				$16,210

Gross financial guaranty underwriting and operating expenses	56,358				56,358
Deferred compensation/SERP expenses(1)	5,909				5,909
Underwriting expenses deferred	(34,275)				(34,275)
Financial products other operating expenses	3,312				3,312
Reinsurance commissions received, net	(10,398)				(10,398)
Reinsurance commissions deferred, net	10,398				10,398
Other operating expenses	31,304				31,304
Total expenses	$47,514				$47,514

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,408	$16,198	$20,247	$16,487	$68,340

Gross financial guaranty underwriting and operating expenses	55,103	57,750	56,513	66,870	236,236
Deferred compensation/SERP expenses(1)	4,952	(99)	(437)	(2,237)	2,179
Underwriting expenses deferred	(36,640)	(36,948)	(39,181)	(45,858)	(158,627)
Financial products other operating expenses	3,594	3,165	3,253	3,814	13,826
Reinsurance commissions received, net	(10,131)	(6,370)	(20,618)	(26,055)	(63,174)
Reinsurance commissions deferred, net	10,131	6,370	20,618	26,055	63,174
Other operating expenses	27,009	23,868	20,148	22,589	93,614
Total expenses	$42,417	$40,066	$40,395	$39,076	$161,954

(1) Not a deferred acquisition cost. SERP is the Supplemental Executive Retirement Plan.

Financial Security Assurance Inc.
and Subsidiaries

Financial Security Assurance Inc. and Subsidiaries
Effect of Refundings and Accelerations
(dollars in thousands)

2006	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Earned premium	$9,072				$9,072
Less:
Amortization of deferred acquisition costs	1,545				1,545
Net effect before taxes	7,527				7,527
Tax provision	2,634				2,634
Net income effect	$4,893				$4,893

2005	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
Earned premium	$9,405	$15,553	$20,423	$8,977	$54,358
Less:
Amortization of deferred acquisition costs	1,323	2,992	3,366	1,519	9,200
Net effect before taxes	8,082	12,561	17,057	7,458	45,158
Tax provision	2,829	4,396	5,970	2,610	15,805
Net income effect	$5,253	$8,165	$11,087	$4,848	$29,353

Financial Security Assurance Inc. and Subsidiaries
Fixed Income Investment Portfolio
(dollars in thousands)

	Fixed Income Investment Portfolio as of March 31, 2006(1)
Type of Security	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Long-term bonds:
Tax-exempt	$3,332,272	$3,466,765	78.8%	4.94%	$41,738
Taxable	814,063	796,991	19.3	4.64	9,043
Short-term	81,154	81,154	1.9	4.38	1,067
Total	$4,227,489	$4,344,910	100.0%	4.87%	$51,848

Maturity	Amortized Cost	% of Amortized Cost	Quality Distribution of Long-Term Fixed Income Investments(3)
Within 1 year	$138,369	3.3%	AAA	85.6%
1 to 5 years	1,221,509	28.9	AA	10.8
5 to 10 years	704,097	16.7	A	3.3
10 or more years	1,874,530	44.3	NR	0.3
Mortgage-backed securities	252,724	6.0		100.0%
Asset-backed securities	36,260	0.8
Total	$4,227,489	100.0%

1)                 Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

2)                 Quarterly income before taxes, if applicable.

3)                 Ratings are based on the lower of Moody’s or S&P ratings available at March 31, 2006. 5.8% of the Investment Portfolio is rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Single-A range, and all of these investments were investment grade.

Financial Security Assurance Inc. and Subsidiaries
Selected Financial Statistics
(dollars in thousands)

	Quarters Ended March 31,		Years Ended December 31,
Selected Financial Statistics	2006	2005	2005	2004	2003	2002	2001
GAAP Basis(1)
Loss ratio (%)	3.2%	4.0%	5.9%	5.0%	9.5%	20.6%	5.4%
Expense ratio (%)	34.8	32.9	33.1	31.9	30.4	29.5	35.9
Combined ratio (%)	38.0	36.9	39.0	36.9	39.9	50.1	41.3
SAP Basis(1)
Loss ratio (%)	(4.7)	(2.0)	2.1	5.0	3.7	15.1	4.0
Expense ratio (%)	44.1	38.3	27.8	26.8	21.3	20.9	37.1
Combined ratio (%)	39.4	36.3	29.9	31.8	25.0	36.0	41.1
Selected Financial Statistics
Gross insurance in force(2)	$688,141,656	$642,485,378	$686,134,377	$633,037,230	$565,371,437	$512,232,953	$422,296,318
Net insurance in force(2)	499,248,299	463,749,719	497,624,738	454,359,331	409,476,253	365,256,111	300,637,067
Qualified statutory capital	2,459,828	2,321,918	2,420,584	2,280,883	2,104,257	1,876,117	1,593,570
Capital ratio	203:1	200:1	206:1	199:1	195:1	194:1	189:1

1)                 The GAAP loss ratio is calculated as GAAP losses and loss adjustment expenses incurred divided by net GAAP premiums earned. The SAP loss ratio is losses and SAP loss adjustment expenses incurred divided by net SAP premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net GAAP premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

2)                 Amounts are statutory data for FSA Inc. and Subsidiaries and therefore include amounts relating to FSA-insured GICs issued by affiliates of FSA, FSA Global investments insured by FSA and Canadian Global debt insured by FSA.

Municipal New-Issue Market Data(1)
(dollars in billions)

	Par Value		Percent	FSA Market Share(2)
	Issued	Insured	Insured	Amount	Percent
1st Qtr. 2006	$70.9	$32.9	46.4%	$7.4	22.5%
4th Qtr. 2005	98.2	45.7	46.5	12.0	26.3
3rd	100.2	54.6	54.5	17.0	31.1
2nd	111.5	66.9	60.0	16.4	24.5
1st	98.5	60.9	61.8	14.6	24.0
2005	408.4	228.1	55.9	60.0	26.3
2004	360.1	194.1	53.9	46.9	24.2
2003	383.7	190.7	49.7	52.2	27.4
2002	358.8	177.6	49.5	47.5	26.7
2001	288.2	131.0	45.5	36.3	27.7
2000	200.7	79.4	39.6	19.5	24.6
1999	227.6	105.4	46.3	24.2	23.0
1998	286.7	146.0	50.9	32.0	21.9
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

1)                 FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

2)                 Share of insured bond market. FSA volume for 1993 through 2006 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market and non-U.S. transactions.

Financial Security Assurance Inc. and Subsidiaries
Gross Par Value and Present Value Originated(1)
(dollars in millions)

	1st Quarter
	2006	2005
Municipal (U.S. and international)
Gross par insured	$8,350	$13,026
Gross premiums written
Up-front	64.6	83.9
Installments(2)	11.2	15.5
Total gross premiums	75.8	99.4
Gross present value of premiums originated(3)	77.2	99.5
Asset-Backed (U.S. and international)
Gross par insured	$8,485	$7,991
Gross premiums written
Up-front	6.8	3.3
Installments(2)	52.3	68.1
Total gross premiums	59.1	71.4
Gross present value of premiums originated(3)	34.3	80.4
Financial Products
Gross par value insured(4)	$998	$2,125
Gross present value of premiums originated	15.0	12.8
Total Portfolio
Gross par insured	$17,833	$23,142
Gross premiums written
Up-front	71.4	87.2
Installments	63.5	83.6
Total gross premiums	134.9	170.8
Gross present value of originations	126.5	192.7

1)                 Amounts reflect statutory data for FSA Inc. and Subsidiaries and therefore include amounts relating to FSA-insured GICs issued by affiliates of FSA and FSA-insured FSA Global investments.

2)                 Installments are the periodic premium payments received by FSA for business originated in current and prior years.

3)                 The Company evaluates its insurance business production for a given period with reference to its gross present value (PV) of premiums originated. Gross PV premiums originated for a particular period include both (i) premiums received in such period under insurance policies in which premiums are payable up front and (ii) estimated future premiums to be received under the Company’s installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2006 is 5.07% per annum and in 2005 was 5.30% per annum, equal to the average pre-tax yield on the Company’s investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums are receivable in installments when calculating gross PV premiums originated. However the total amount actually received will vary from management’s estimate if the insured obligation pays down according to a different schedule than estimated by management or remains outstanding for a period that is different from that estimated by management. If the average life of an insured obligation is shorter than the estimate, PV premiums outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV premiums outstanding will be increased.

4)                 Relates only to FSA-insured GICs issued by affiliates of FSA.

Financial Security Assurance Inc. and Subsidiaries
 Insured Portfolio Profile - Par Value
 (dollars in millions)

	Insured in 2006				Outstanding as of March 31, 2006
	Gross Amount	%	Net Amount	%	Net Amount	%
Municipal Obligations
Domestic
General obligation bonds	$4,065	48.7%	$3,394	52.5%	$90,519	39.3%
Tax-supported bonds	613	7.3	571	8.8	40,674	17.7
Municipal utility revenue bonds	1,292	15.5	943	14.6	37,081	16.1
Health care revenue bonds	579	6.9	279	4.3	12,027	5.2
Housing revenue bonds	179	2.1	133	2.1	7,517	3.2
Transportation revenue bonds	345	4.1	176	2.7	14,784	6.4
Other municipal bonds	276	3.4	264	4.1	14,521	6.3
Subtotal	7,349	88.0	5,760	89.1	217,123	94.2
International	1,002	12.0	705	10.9	13,302	5.8
Total municipal obligations	$8,351	100.0%	$6,465	100.0%	$230,425	100.0%

California	$759	9.1%	$582	9.0%	$30,300	13.1%
New York	132	1.6	63	1.0	19,402	8.4
Texas	174	2.1	170	2.6	15,321	6.6
Pennsylvania	969	11.6	858	13.3	15,262	6.6
Florida	633	7.6	385	6.0	12,366	5.4
Illinois	830	9.9	367	5.7	11,441	5.0
New Jersey	272	3.3	254	3.9	10,556	4.6
Michigan	484	5.8	414	6.4	8,569	3.7
Washington	32	0.4	32	0.5	8,248	3.6
Massachusetts	44	0.5	43	0.7	6,318	2.7
Ohio	519	6.2	494	7.6	5,695	2.5
Wisconsin	69	0.8	67	1.0	4,896	2.1
Indiana	315	3.8	298	4.6	4,787	2.1
All Other U.S. Jurisdictions	2,116	25.3	1,733	26.8	63,962	27.8
International	1,002	12.0	705	10.9	13,302	5.8
Total municipal obligations	$8,350	100.0%	$6,465	100.0%	$230,425	100.0%

Residential mortgages	$826	8.7%	$712	8.5%	$16,258	13.3%
Consumer receivables	510	5.4	482	5.8	7,737	6.2
Pooled corporate obligations	2,456	25.9	2,231	26.7	48,026	39.2
Other asset-backed obligations(1)	1,475	15.5	1,387	16.6	20,445	16.7
Subtotal(1)	5,267	55.5	4,812	57.6	92,466	75.4
International	4,216	44.5	3,558	42.5	30,158	24.6
Total asset-backed obligations(1)	$9,483	100.0%	$8,370	100.0%	$122,624	100.0%
Total Portfolio(1)	$17,833		$14,835		$353,049

	Rating(2)	Percent of Portfolio
Distribution of Insured Portfolio by Rating as of March 31, 2006	AAA	24.7%
	AA	30.5
	A	33.1
	BBB	11.2
	Other	0.5
		100.0%

1)                 Includes amounts related to FSA-insured GICs issued by affiliates of FSA and FSA Global investments insured by FSA.

2)                 Based upon internal FSA ratings.

Financial Security Assurance Inc. and Subsidiaries
50 Largest Municipal Exposures
as of March 31, 2006
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
Massachusetts School Building Authority- Sales Tax 05A	$1,182.9	.34%
Chicago, Illinois G.O.	1,154.2	.33%
Clark County School District, NV, G.O.	1,124.1	.32%
New York City, NY, G.O.	1,112.8	.32%
State of Washington G.O.	1,105.8	.31%
State of Illinois G.O.	1,015.3	.29%
New York City, NY, Municipal Water Finance Authority	1,012.3	.29%
Commonwealth of Massachusetts G.O.	1,010.2	.29%
Atlanta, GA, Water and Sewer Revenue	1,001.8	.28%
New Jersey Transportation Trust Fund Authority	983.8	.28%
State of California Department of Water Resources Power Supply	980.6	.28%
Department of Water and Power of City of Los Angeles, CA	927.6	.26%
California Housing Finance Agency Single-Family Mortgage Revenue	922.8	.26%
Seattle, WA, Light and Power	919.3	.26%
Long Island Power Authority, NY	919.3	.26%
New Jersey Turnpike Authority Revenue Bonds	895.6	.25%
Port Authority of New York and New Jersey, Consolidated Bonds	878.4	.25%
Metropolitan Transportation Authority, NY	845.7	.24%
State of California G.O.	816.3	.23%
San Diego , CA. Unified School District G.O.	815.4	.23%
State of Hawaii G.O.	814.9	.23%
New York State Thruway Authority, Highway and Bridge Trust Fund	805.0	.23%
District of Columbia, G.O.	777.5	.22%
International AAA Sovereign Debt Synthetic CDO	770.0	.22%
Houston, TX, Airport System	765.7	.22%
Kentucky State Property and Buildings Commission Revenue Bonds	761.8	.22%
New York Local Government Assistance Corporation (Sales Tax)	731.3	.21%
Philadelphia, PA, School District G.O.	709.7	.20%
State of Michigan - Motor Vehicle Taxes	673.1	.19%
Metropolitan Washington Airports Authority, Refunding Bonds	667.2	.19%
Los Angeles Unified School District, CA, G.O.	658.7	.19%
Commonwealth of Pennsylvania G.O.	653.4	.19%
Metropolitan Transportation Authority, NY Dedicated Tax	646.0	.18%
Detroit, MI, Sewage Disposal System Revenue Bonds	632.3	.18%
Broward County School District, FL, Certificates of Participation	629.8	.18%
Florida Public Education (Gross Receipts)	625.7	.18%
South Carolina Public Service Authority, Santee Cooper	622.9	.18%
Hydro-Quebec - Province of Quebec Guaranteed	616.0	.17%
Garden State Preservation Trust, NJ	611.9	.17%
State of Connecticut Special Tax	604.3	.17%
Skyway Concession Company LLC	603.5	.17%
Puerto Rico Electric Power Authority	598.3	.17%
Massachusetts Water Resources Authority, General Revenue	591.7	.17%
NYS Dormitory Authority - Mental Health Services	585.8	.17%
NYS Thruway Authority, General Revenue	570.2	.16%
State of Florida, Department of Transportation Turnpike Revenue	553.6	.16%
State of Connecticut G.O. Bonds	550.1	.16%
Energy Northwest Electric Revenue	545.2	.15%
Michigan State Building Authority	542.1	.15%
Philadelphia, PA - Water and Sewer Revenue	541.8	.15%
Total	$39,084	11.07%

Financial Security Assurance Inc. and Subsidiaries
25 Largest Asset-Backed Exposures
as of March 31, 2006
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
International Super AAA Synthetic CDO	$5,060	1.43%
International Super AAA Synthetic Residential MBS	2,780	0.79%
International Super AAA Synthetic CDO	2,776	0.79%
International Super AAA Synthetic CDO	1,852	0.53%
International Synthetic CDO	1,530	0.43%
US Super AAA Synthetic CDO	1,466	0.42%
International Super AAA Synthetic CDO	1,403	0.40%
International Super AAA Synthetic CDO	1,308	0.37%
Countrywide HELOC 2005-D	1,285	0.36%
International Super AAA Synthetic CDO	1,238	0.35%
US Super AAA Synthetic CDO	1,211	0.34%
International Super AAA Synthetic CDO	1,179	0.33%
International AAA Synthetic CDO	1,112	0.32%
International AAA Synthetic CDO	1,067	0.30%
International Super AAA Synthetic CDO	1,013	0.29%
International Super AAA Synthetic Residential MBS	1,013	0.29%
International Super AAA Synthetic CDO	930	0.26%
International Super AAA Synthetic Residential MBS	928	0.26%
US Super AAA Synthetic CDO	903	0.26%
International Super AAA Synthetic CDO	880	0.25%
International AAA Synthetic CDO	873	0.25%
US Super AAA Synthetic CDO	865	0.25%
International Super AAA Synthetic CDO	864	0.25%
US Super AAA Synthetic CDO	859	0.24%
International AAA Synthetic CDO	849	0.24%
Total	$35,244	9.98%

“International” denotes a transaction with 20% or greater non-US collateral. “Super AAA” means the level of first-loss protection exceeds 1.3x the level required for an Aaa/AAA rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc. and Subsidiaries
Asset-Backed Debt Service and Premiums (1) (2)
(dollars in millions)

Debt Service (Principal and Interest)
	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (2)	Outstanding

1st Qtr. 2006	$8,168	$837	$7,331	$(9,854)	$132,339

4th Qtr. 2005	5,170	1,509	3,661	(12,291)	134,862
3rd	8,341	1,191	7,150	(4,970)	143,492
2nd	10,029	940	9,089	(9,909)	141,312
1st	8,271	507	7,764	(6,155)	142,132

2005	31,811	4,147	27,664	(33,325)	134,862
2004	57,896	6,362	51,534	(44,751)	140,523
2003	25,105	4,553	20,552	(28,497)	133,740
2002	54,129	10,582	43,547	(29,166)	141,685
2001	75,404	10,681	64,723	(19,807)	127,304

Premiums (GAAP Basis)
	Premium Written			Ending Net	Net PV
				Unearned	Premium
	Gross	Ceded	Net	Premium	Outstanding(3)	Total

1st Qtr. 2006	$59.1	$10.1	$49.0	$76.3	$622.5	$698.8

4th Qtr. 2005	66.8	15.2	51.6	82.4	639.0	721.4
3rd	73.8	11.6	62.2	90.9	679.0	769.9
2nd	69.1	11.7	57.4	110.7	666.5	777.2
1st	71.4	14.5	56.9	91.9	627.3	719.2

2005	281.1	53.0	228.1	82.4	639.0	721.4
2004	309.9	80.0	229.9	89.7	611.9	701.6
2003	318.2	91.3	226.9	91.3	518.4	609.7
2002	298.0	82.3	215.7	93.5	520.1	613.6
2001	254.8	86.8	168.0	105.2	510.2	615.4

1)              Amounts are statutory data for FSA Inc. and Subsidiaries and therefore include amounts relating to FSA-insured GICs issued by affiliates of FSA and FSA Global investments insured by FSA.

2)              Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs. Runoff for fourth quarter 2004 includes decrease of $17 billion due to one-time excess-of-loss facultative reinsurance agreement.

3)              This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc. and Subsidiaries
Municipal Debt Service and Premiums
(dollars in millions)

Debt Service (Principal and Interest)
	Insured Debt Service			Portfolio	Net
	Gross	Ceded	Net	Run Off (1)	Outstanding

1st Qtr. 2006	$15,600	$4,706	$10,894	$(6,748)	$366,909

4th Qtr. 2005	32,238	11,315	20,923	(8,321)	362,763
3rd	36,723	10,480	26,243	(8,930)	350,161
2nd	30,473	7,143	23,330	(12,100)	332,848
1st	21,311	5,707	15,604	(7,822)	321,618

2005	120,745	34,645	86,100	(37,173)	362,763
2004	88,157	27,339	60,818	(22,718)	313,836
2003	95,651	22,445	73,206	(21,041)	275,736
2002	92,952	27,048	65,904	(15,666)	223,571
2001	64,821	20,431	44,390	(14,095)	173,333

Premiums (GAAP Basis)
	Premium Written			Ending Net	Net PV
				Unearned	Premium
	Gross	Ceded	Net	Premium	Outstanding(2)	Total

1st Qtr. 2006	$75.8	$27.3	$48.5	$1,433.3	$172.2	$1,605.5

4th Qtr. 2005	205.2	84.7	120.5	1,433.0	164.4	1,597.4
3rd	168.7	45.2	123.5	1,357.3	145.8	1,503.1
2nd	110.0	33.6	76.4	1,293.5	116.8	1,410.3
1st	99.4	39.6	59.8	1,264.7	119.7	1,384.4

2005	583.3	203.1	380.2	1,433.0	164.4	1,597.4
2004	522.1	164.2	357.9	1,252.4	115.4	1,367.8
2003	587.8	190.2	397.6	1,075.3	88.7	1,164.0
2002	508.9	188.6	320.3	799.0	69.6	868.6
2001	230.8	79.2	151.6	564.3	46.2	610.5

1)              Includes decreases due to prepayments and increases due to accretion or higher outstandings under variable programs.

2)              This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

Financial Security Assurance Inc. and Subsidiaries
Asset-Backed Net Debt Service and Net Premiums
Amortization and Ending Balances (1)
(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

1st Qtr. 2006	—	$132,339
2nd	9,239	123,100
3rd	8,876	114,224
4th	10,322	103,902

2007	22,927	80,975
2008	16,818	64,157
2009	17,403	46,754
2010	14,447	32,307

2011-2015	26,860	5,447
2016-2020	2,071	3,376
2021-2025	905	2,471
2026+	2,471	—
Total	$132,339

Net Premiums

		Scheduled GAAP Premium Earnings
	GAAP	Unearned Premium
	Unearned	Reserve Amortization
	Premiums	Periodic UPR	Upfront UPR	Installments	Total

1st Qtr. 2006	$76.3
2nd	52.4	$20.9	$3.0	$29.7	$53.6
3rd	48.4	1.4	2.6	43.5	47.5
4th	45.8	0.3	2.3	42.5	45.1

2007	37.1	0.3	8.4	136.2	144.9
2008	29.3	0.1	7.7	103.3	111.1
2009	23.3	—	6.0	87.9	93.9
2010	18.8	—	4.5	58.8	63.3

2011-2015	7.2	—	11.6	146.8	158.4
2016-2020	4.1	—	3.1	34.9	38.0
2021-2025	2.0	—	2.1	28.4	30.5
2026+	—	—	2.0	31.7	33.7
Total		$23.0	$53.3	$743.7	$820.0

1)              Amounts are presented based on statutory insurance companies of FSA and therefore include amounts relating to insured GICs issued by affiliates of FSA.

Financial Security Assurance Inc. and Subsidiaries
Municipal Net Debt Service and Net Premiums
Amortization and Ending Balances
(dollars in millions)

Net Debt Service

	Scheduled Amortization	Outstanding

1st Qtr. 2006	—	$366,909
2nd	4,685	362,224
3rd	5,246	356,978
4th	5,082	351,896

2007	19,336	332,560
2008	19,439	313,121
2009	19,120	294,001
2010	19,308	274,693

2011-2015	92,837	181,854
2016-2020	76,255	105,599
2021-2025	53,497	52,102
2026+	52,102	—
Total	$366,909

Net Premiums

		Scheduled GAAP Premium Earnings

	GAAP	Unearned Premium
	Unearned	Reserve Amortization
	Premiums	Periodic UPR	Upfront UPR	Installments	Total

1st Qtr. 2006	$1,433.3
2nd	1,395.0	$4.2	$34.1	$0.8	$39.1
3rd	1,360.1	1.9	33.0	3.2	38.1
4th	1,327.0	0.9	32.2	4.0	37.1

2007	1,202.7	1.8	122.5	17.0	141.3
2008	1,087.9	1.5	113.3	16.8	131.6
2009	982.1	1.5	104.3	16.4	122.2
2010	883.1	1.5	97.5	15.9	114.9

2011-2015	495.1	1.4	386.6	64.4	452.4
2016-2020	247.1	0.2	247.8	63.4	311.4
2021-2025	104.7	—	142.4	37.1	179.5
2026+	—	—	104.7	37.7	142.4
Total		$14.9	$1,418.4	$276.7	$1,710.0

Corporate Headquarters

Financial Security Assurance Holdings Ltd.
31 West 52nd Street
New York, New York 10019
(1)(212) 826-0100

Investor Relations Contact
Robert S. Tucker
Managing Director
(1)(212) 339-0861
rtucker@fsa.com

Corporate Communications Contact
Betsy Castenir
Managing Director
(1)(212) 339-3424
bcastenir@fsa.com

Internet
This Quarterly Operating Supplement and other information are available on the World Wide Web at
www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Quarterly Operating Supplement
March 31, 2006